Exhibit 99.1

          WORLD ACCEPTANCE CORPORATION REPORTS RECORD FOURTH QUARTER

                       ANNOUNCES EXPANSION INTO MEXICO

     GREENVILLE, S.C., April 26 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported record revenue and net income for its fourth fiscal quarter and year ended March 31, 2005. The Company also announced its plan to expand its lending office network into Mexico during the next six months.

     "Revenues for the fourth quarter rose 14.0% to $60.4 million and net income increased 15.0% to $14.3 million due to the continued growth in the loan portfolio, more fees generated from tax preparation services and the contribution from more offices in operation," stated Douglas R. Jones, President and CEO of World Acceptance Corporation. "Our fourth quarter is the most profitable for the Company because customer balances are typically at their highest level following the Christmas season, customer repayments increase due to factors such as income tax refunds, and fees generated from our tax preparation services are at a seasonal high during the key tax filing months of January through March."

     Net income for the fourth quarter rose 15.0% to $14.3 million, or $0.73 per diluted share, compared with $12.4 million, or $0.63 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 14.0% to $60.4 million from $52.9 million for the prior year quarter.

     Gross loans outstanding amounted to $351.5 million at March 31, 2005, a 13.3% increase over the $310.1 million in balances outstanding at March 31, 2004. This includes $7.6 million in gross loans that were purchased in two separate acquisitions at the end of the fiscal year.

     Expansion into Mexico
     "We identified Mexico as an excellent market for expansion based on the favorable regulatory environment, the flexible interest rate structure and the large segment of the population with demographics suitable for our type of lending," continued Mr. Jones. "We made the decision to expand into Mexico following an extensive study performed by a third-party consultant who was very familiar with conducting business in Mexico. All indications are that Mexico is an excellent market for future growth of World Acceptance Corporation. Our plans call for opening two offices in Mexico by the end of the second quarter of fiscal 2006. We will evaluate our plans for future offices in Mexico based on our initial experience and the results from our two pilot offices."

     Twelve-Month Results
     For the fiscal year, net income was a record $34.0 million, or $1.74 per diluted share, representing an 18.2% increase over the $28.8 million, or $1.49 per diluted share, for the prior fiscal year. Total revenues for fiscal 2005 were $210.8 million, a 17.6% increase over the $179.2 million during the previous year.

     Several key return ratios remained very high during the fiscal year. The Company's return on average assets was 11.8% and the return on average equity was 20.1%. Total general and administrative expenses as a percent of total revenues decreased slightly to 53.2% during the year compared to 53.8% during the prior fiscal year.

     During the 2005 fiscal year, the Company opened or acquired 57 offices and closed four non-performing offices, leaving a total of 579 offices at March 31, 2005.

     About World Acceptance
     World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 579 offices in 12 states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

     Fourth Quarter Conference Call
     The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 2:00 P.M. Eastern time today. Interested parties may participate in this call by dialing 1-888-694-4769. A simulcast of the conference call is also available on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=103383&s=wm&e=1055342.
The call will be available for replay on the Internet for approximately 30 days.

     This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Additionally, there can be no assurance that the Company's planned expansion into Mexico will go as planned. Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

                          World Acceptance Corporation

                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                             Three Months Ended            Years Ended
                                                  March 31,                 March 31,
                                           -----------------------   -----------------------
                                              2005         2004         2005         2004
                                           ----------   ----------   ----------   ----------
Interest & fees                            $   47,460       42,470      177,582      151,499
Insurance & other                              12,900       10,458       33,176       27,653
     Total revenues                            60,360       52,928      210,758      179,152
Expenses:
     Provision for loan losses                  6,397        5,147       40,037       33,481
     General and administrative
      expenses
         Personnel                             20,169       18,137       73,361       62,696
         Occupancy & equipment                  3,283        2,860       12,431       10,183
         Data processing                          501          563        1,910        1,956
         Advertising                            1,316        1,219        7,792        7,093
         Intangible amortization                  670          573        2,585        2,265
         Other                                  3,874        3,284       14,144       12,120
                                               29,813       26,636      112,223       96,313
     Interest expense                           1,269        1,026        4,640        3,943
         Total expenses                        37,479       32,809      156,900      133,737
Income before taxes                            22,881       20,119       53,858       45,415
Income taxes                                    8,563        7,670       19,868       16,650
Net income                                 $   14,318       12,449       33,990       28,765
Diluted earnings per share                 $     0.73         0.63         1.74         1.49
Diluted weighted average shares
 outstanding                                   19,708       19,773       19,558       19,347

                           Consolidated Balance Sheets
                                 (in thousands)

                                            March 31,    March 31,
                                              2005         2004
                                           ----------   ----------
      ASSETS
Cash                                       $    3,047        4,314
Gross loans receivable                        351,496      310,131
   Less: Unearned interest &
    fees                                      (84,472)     (73,603)
   Allowance for loan losses                  (20,673)     (17,261)
      Loans receivable, net                   246,351      219,267
Property and equipment, net                     9,806        9,274
Intangible assets                              17,359       15,514
Other assets                                   15,789       13,600
                                           $  292,352      261,969

    LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Notes payable                               83,900       95,032
   Accounts payable and accrued
    expenses                                   18,741       10,357
      Total liabilities                       102,641      105,389
Shareholders' equity                          189,711      156,580
                                           $  292,352      261,969

                              Selected Consolidated
                                   Statistics
                             (dollars in thousands)

                                             Three Months Ended            Years Ended
                                                  March 31,                 March 31,
                                           -----------------------   -----------------------
                                              2005         2004         2005         2004
                                           ----------   ----------   ----------   ----------
Expenses as a percent of total
 revenues:
   Provision for loan losses                     10.6%         9.7%        19.0%        18.7%
   General and administrative
    expenses                                     49.4%        50.3%        53.2%        53.8%
   Interest expense                               2.1%         1.9%         2.2%         2.2%

Average gross loans receivable             $  359,465   $  318,094   $  344,133   $  292,110

Average loans receivable                   $  272,161   $  241,116   $  261,187   $  221,240

Loan volume                                $  219,496   $  190,385   $1,029,670   $  878,049

Net charge-offs as percent of
 average loans                                   13.9%        13.6%        14.6%        14.7%

Return on average assets                         18.9%        18.8%        11.8%        11.7%

Return on average equity                         31.3%        33.5%        20.1%        21.5%

Offices opened (closed) during
 the period, net                                    1           10           53           56

Offices open at end of period                     579          526          579          526

SOURCE  World Acceptance Corporation
     -0-                             04/26/2005
     /CONTACT: Sandy McLean, Chief Financial Officer of World Acceptance Corporation, +1-864-298-9800